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                                                                      EXHIBIT 4d

                     [THE STANDARD PRODUCTS CO. LETTERHEAD]

September 2, 1998

Metropolitan Life Insurance Company
Fixed Income Investments - Private Placement Unit
334 Madison Avenue
P.O. Box 633
Convent Station, NJ 07961-0633

Dear Sir or Madam:

     Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, and Metropolitan Property and Casualty Insurance Company (collectively, the "Purchasers"), are holders of $75,000,000 aggregate principal amount of the 6.55% Senior Notes due December 16, 2003, as amended (the "Notes"), issued pursuant to the Note Purchase Agreement, dated December 16, 1993 (the "Agreements"), between The Standard Products Company (the "Company") and the Purchasers.

     As holders of the Notes and parties to the Agreements, and subject to the agreement of the Company and the Purchasers as evidenced by their signatures set forth below, the Purchasers hereby agree with the Company that Section 8.3 ("Current Ratio") of the Notes shall be deleted from the Notes.

     It is understood that no compensation has been paid to any other senior lenders of the Company for agreement to the amendment referred to in this letter and that all senior lenders have agreed to such amendment.

     If you are in agreement with the foregoing amendment, please sign below and return three of the enclosed copies of this letter to The Standard Products Company, 2401 South Gulley Road, Dearborn, Michigan 48124, to the attention of Charles F. Nagy, Treasurer.

                                        Very truly yours,

                                        THE STANDARD PRODUCTS COMPANY

                                        By: /s/ CHARLES F. NAGY

                                           -------------------------------------
                                           Charles F. Nagy, Treasurer

                                        The foregoing amendment to the Agreement is accepted and agreed to:

                                        METROPOLITAN LIFE INSURANCE COMPANY

                                        By: [SIG]

                                           -------------------------------------

                                        METROPOLITAN PROPERTY AND
                                        CASUALTY INSURANCE COMPANY

                                        By: [SIG]

                                           -------------------------------------

                                        METROPOLITAN INSURANCE AND
                                        ANNUITY COMPANY

                                        By: [SIG]

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